DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz	FILED # C-4590-92 FEB 19 2004 IN THE OFFICE OF /s/ Dean Heller DEAN HELLER SECRETARY OF STATE

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:	Bio-American Capital Corporation
2.	The articles have been amended as follows (provide article numbers, if available):
Article Fourth: This article has been amended to effect a reverse stock split of 200 outstanding shares of common stock into one share of common stock and to reset the authorized capital at
50,000,000 shares of common stock, $.001 par value. See attached certificate of amendment.

3.         The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 53% consent. *

4.	Effective date of filing (optional): February 23, 2004

5.	Officer Signature (required): /s/ T. Kozub, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

D/WLM/755039.1

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

BIO-AMERICAN CAPITAL CORPORATION

_______________________________

Pursuant to Section 78.390 of the

General Corporation Law of Nevada

_______________________________

The undersigned President of Bio-American Capital Corporation (“Corporation”) DOES HEREBY CERTIFY:

FIRST:	The name of the Corporation is Bio-American Capital Corporation.

SECOND: The stockholders of the Corporation approved a reverse stock split of the outstanding common stock at the rate of one share for every 200 shares of common stock, and then approved an amendment to the Articles of Incorporation of the Corporation to establish the capitalization after a reverse split of the common stock, by deleting the first paragraph of Article FOURTH in its entirety and by substituting the following in lieu thereof:

ARTICLE FOURTH

The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 50,000,000 shares, all the shares of which shall be Common Stock, par value $.001 per share.

1.

The holders of Common Stock shall receive, to the extent permitted by law and to the extent the Board of Directors shall determine, such dividends as may be declared from time to time by the Board of Directors.

2.

Upon dissolution, the holders of the Common Stock shall be entitled to receive such of the remaining assets of the Corporation of whatever kind available for distribution to the holders of the Common Stock, to the extent the Board of Directors shall determine.

3.

Except as may be otherwise required by law or by this Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of such stock held by him on all matters voted upon by the stockholders. There are no cumulative voting rights for the Common Stock on any matter.

4.	No holder of any capital shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase, or receive any shares of stock of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold, or offered for sale by the Corporation.

THIRD: The foregoing Amendment of the Articles of Incorporation was duly approved by the Corporation’s Board of Directors and thereafter was duly adopted by the consent of the holder of a majority of the outstanding voting stock of the Corporation.

IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 23rd day of February, 2004.

Signature: /s/ Ted Kozub

Name: Ted Kozub,

Title: President